Exhibit 10.19

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 1st day of APRIL, 2007, by and between SHEEN MAN CO. LTD, a  Japanese corporation (“Seller”), and MERIT MEDICAL SYSTEMS, INC., a Utah corporation (“Buyer”), based on the following:

Premises

A.            Seller is the owner of  Three Hundred Forty Four Thousand and Eighty Four (344,084) shares of the common stock, no par value per share, of Merit Medical Systems, Inc. (the “Common Stock”);

B.            Seller wishes to sell, and Buyer wishes to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement

Agreement

NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth and the benefit to the parties to be derived therefrom, the receipt, adequacy and legal sufficiency of which are  hereby acknowledged, Buyer and Seller agree as follows:

1.             Purchase and Sale of Common Stock.  On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, convey, and transfer to Buyer an aggregate of Three Hundred Forty Four Thousand and Eighty Four (344,084) shares of Common Stock held of record by Seller (the “Shares”), and Buyer agrees to purchase such Shares from Seller, at a purchase price of $11.797 per Share for a total Purchase Price of Four Million Fifty Nine Thousand One Hundred Fifty Eight Dollars and Ninety Five Cents ($4,059,158.95 US Dollars).   Payment of the aggregate purchase price for the Shares shall be made by Buyer at the Closing in US Dollars (as defined below) by wire transfer.

2.             The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before April 4, 2007 (the “Closing Date”).  The Closing is subject to the satisfaction of the terms and conditions of this Agreement, and shall be held on the Closing Date at the offices of Buyer, or such other time and place as may be agreed to by the parties.

3.             Deliveries at Closing.  Contemporaneously with, and as a condition precedent to, the delivery of the purchase price to Seller, Seller shall deliver to Buyer certificates representing the Shares, duly endorsed by the record owner thereof, or accompanied by duly executed assignment documents, with all required signatures medallion guaranteed by a securities broker-dealer or bank.

4.             Representations and Warranties of Seller.  Seller makes and delivers the following representations and warranties to Buyer with the express intention that Buyer rely upon such representations and warranties and with the knowledge that Buyer will rely upon same:

(a)           Seller has all requisite power and authority to enter into this Agreement and to perform all of [his/its] obligations under this Agreement.  Seller is not a party to, subject to, or bound by any mortgage, deed of trust, loan agreement, security agreement, lien, or other agreement or instrument of any kind, or any judgment, order, writ, or injunction or decree of any court or governmental body that conflicts with Seller’s obligations under this Agreement or that will prohibit, prevent, or affect the carrying out of the transactions contemplated by this Agreement or the performance by Seller of any obligations hereunder.

(b)           Seller is the sole legal and beneficial owner of all of the Shares, free and clear of any lien, claim, demand, encumbrance, security interest, or restriction on transfer of any nature whatsoever and Seller has full right, power, and authority to sell and transfer the Shares to Buyer pursuant to the terms of this Agreement and, upon delivery of the Shares to Buyer, Buyer will acquire good and marketable title to all of the Shares, free and clear of any liens, claims, demands, encumbrances, security interests, or restrictions on transfer, other than restrictions imposed by federal and state securities laws.

(c)           Seller has not entered into any agreement or incurred any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the sale of the Shares by Seller.

(d)           Seller has reviewed the public reports of Buyer, including:

•                  Buyer’s Annual Report on Form 10-K for the year ended December 31, 2006.

(e)           Seller has been given an opportunity to ask questions of and receive answers from, the directors, officers and employees of Buyer concerning the business, assets, operations, and plans of Buyer and to obtain any additional information concerning Buyer, the Common Stock and the Shares requested by Seller.  Seller has been informed that Buyer is considering a number of business alternatives that potentially could affect the value of an investment in Buyer, including the possibility of Buyer’s acquisition of other enterprises or assets, Buyer’s pursuit and/or completion of strategic transactions and other potential alternatives which could affect, and might materially affect, the value of the Common Stock in general and the Shares in particular.

(f)            Seller is entering into this Agreement based on [his/its] desire for liquidity and [his/its] own independent business purposes.  Seller is not selling the Shares based on any representation or warranty or other inducement (other than the express terms and conditions set forth in this Agreement) of Buyer or of any of Buyer’s directors, officers, or employees with respect to the assets, business, operations, or plans of Buyer or with respect to the Common Stock or the trading market for the Common Stock.  In reaching [his/its] decision to sell the Shares to Buyer, Seller has relied solely on [his/its] review of the available public information concerning Buyer and independent investigations made by Buyer and [his/its] representatives.  In determining to sell the Shares, Seller acknowledges that Buyer may well enjoy substantial business and financial success, the price which Seller is receiving for the Shares may be substantially less than the potential value of the Common Stock, and the utilization of the sales proceeds by Seller may not be as profitable as a retained ownership in Buyer.  Notwithstanding the foregoing, Seller wishes to sell the Shares to Buyer.

(g)           All representations and warranties of Seller set forth in this Agreement or in any other written statement or document delivered by Seller in connection with the transactions contemplated hereby will be true and correct in all respects on and as of the Closing Date and will survive the consummation of the transactions contemplated by this Agreement.

(h)           Seller understands the meaning and legal consequences of the representations and warranties contained in this Agreement and agrees to indemnify and hold harmless Buyer and its directors and officers from and against any and all loss, damage, or liability due to or arising out of a breach of or the inaccuracy of any representation or warranty of Seller set forth in this Agreement.  Notwithstanding any of the representations, warranties, acknowledgments, or agreements made herein by Seller, Seller does not hereby or in any other manner waive any right granted to Seller under federal or state securities laws.

5.             Representation of Buyer.  Buyer has taken all corporate action necessary to duly authorize the transactions contemplated by this Agreement and has all requisite power and authority to enter into this Agreement and to perform all of its obligations under this Agreement.  Buyer is not a party to, subject to, or bound by any mortgage, deed of trust, loan agreement, security agreement, lien, or other agreement or instrument of any kind, or any judgment, order, writ, or injunction or decree of any court or governmental body that conflicts with Buyer’s obligations under this Agreement or that will prohibit, prevent, or affect the carrying out of the transactions contemplated by this Agreement or the performance by Buyer of any obligations hereunder.

6.             Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:  (i) the representations and warranties of Seller herein contained shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made as of such date; and (ii) all necessary filings and/or actions required by applicable securities laws or the rules of any exchange on which the Common Stock trades shall have been completed.  Prior to the delivery of the purchase price to Seller, Seller shall have delivered the certificates representing the Shares to Buyer as required by Section 3 above.

7.             Conditions to Seller’s Obligations.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:  (i) the representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made as of such date; and (ii) Buyer shall deliver the purchase price as required by paragraph 3.

8.             Termination.  This Agreement may be terminated at the election of either Buyer or Seller, if any one or more of the conditions to its obligations herein shall not have been fulfilled by April 4, 2007.  This Agreement may also be terminated at any time prior to the Closing by mutual consent of the parties.  Any termination hereunder shall not limit or otherwise affect the rights of a party against the other arising from a breach of, or failure to perform as required by, this Agreement.

9.             Confidential Information.  Seller (i) acknowledges that the information concerning Buyer that may be provided to him in connection with his inquiries may include proprietary and non-public information (the “Confidential Information”); (ii) warrants to Buyer that he shall not use, disclose, or disseminate the Confidential Information, except for the sole and isolated purpose of making decisions related to the sale of the Shares pursuant to this Agreement (but not with respect to any transaction in the public trading market); and (iii) represents and warrants that [he/it] has not distributed or disseminated, nor will [he/it] at any time distribute or disseminate, the Confidential Information to anyone other than personal advisors of the Seller, and that the use of the Confidential Information by any personal advisor has been, and will at all times, be limited to the sole and isolated purpose of evaluating the proposed sale of the Shares pursuant to this Agreement.  Seller acknowledges that securities laws prohibit Seller from participating in the public market for the Common Stock while in the possession of material non-public information.

10.           Survival.  The representations and warranties of the respective parties set forth herein shall survive the date of closing, the consummation of the transactions contemplated in this Agreement, and the delivery of the Shares pursuant hereto.

11.           Governing Law.  This Agreement shall be governed by and construed under and in accordance with the laws of the State of Utah.

12.           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and there are no other courses of dealings, understandings, agreements, representations or warranties, written or oral, except as set forth herein.  No amendment or modification hereof shall be effective until and unless the same shall have been set forth in writing and signed by the parties hereto.

13.           Severability.  If any provision of this Agreement or the application of such provisions to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby.

14.           Attorneys’ Fees.  If any suit, action, or proceeding is brought to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses incurred, in addition to any other relief to which such party may be legally entitled.

15.           Execution in Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

16.           No Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, in law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation of the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

17.           Expenses.  Each of the parties shall bear its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated hereby.

18.           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give, or be construed to give, any other person any legal or equitable rights hereunder.

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IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

SELLER

SHEEN MAN CO. LTD.

	By:	/s/ Atsushi Sugahara
Its: President and Chief Executive Officer

BUYER:

MERIT MEDICAL SYSTEMS, INC.,
a Utah corporation

	By:	/s/ Fred P. Lampropoulos
Its: President and Chief Executive Officer